Exhibit 3.1

FORM OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TMS INTERNATIONAL CORP.

TMS INTERNATIONAL CORP., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Corporation”), hereby certifies as follows:

1. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on October 31, 2006 under the name “Metal Services Acquisition Corp.”

2. This Second Amended and Restated Certificate of Incorporation of the Corporation (the “Second Amended and Restated Certificate of Incorporation”) has been duly adopted by action by written consent of the stockholders pursuant to Section 228 of the Delaware General Corporation Law and in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation. Effective upon filing with the Delaware Secretary of State, this Second Amended and Restated Certificate of Incorporation restates, amends and supersedes the provisions of the certificate of incorporation of the Corporation and all prior amendments and restatements of the certificate of incorporation (together, the “Certificate of Incorporation”) .

3. The Certificate of Incorporation of the Corporation shall be amended and restated to read in its entirety as follows:

ARTICLE I.

The name of this corporation is “TMS International Corp.”

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, DE 19801 and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE IV.

A. AUTHORIZED CAPITAL STOCK. The total number of shares of stock which the Corporation has authority to issue is [250,000,000 shares], consisting of:

1)	[ ] shares of Preferred Stock; $0.001 par value per share (the “Preferred Stock”), of which [ ] shares have been designated Class A Preferred Stock (“Class A Preferred Stock”), having the powers, preferences and special rights as set forth in Article IV, Part B;

2)	[ ,000,000] shares of Class A Common Stock, $0.001 par value per share (the “Class A Common Stock”); and

3)	[ ,000,000] shares of Class B Common Stock, $0.001 par value per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”).

B. PREFERRED STOCK. Subject to the limitations and in the manner provided by law, the Board of Directors of the Corporation (the “Board of Directors”) or a duly-authorized committee of the Board of Directors, in accordance with the laws of the State of Delaware, is hereby authorized to, from time to time, provide by resolution for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate of designations pursuant to the applicable law of the State of Delaware (hereinafter referred to as “Preferred Stock Designation”), to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following: (i) the designation of the series, which may be by distinguishing number, letter or title; (ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding); provided that, in case the number of shares of any series shall be so decreased, the shares constituting such decrease shall upon the taking of any action required by applicable law resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series as well as the number of shares authorized for issuance in each series; (iii) the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative; (iv) dates at which dividends, if any, shall be payable; (v) the redemption rights and price or prices, if any, for shares of the series; (vi) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series; (vii) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; (viii) whether the shares of the series shall be convertible into, or exchangeable, or redeemable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made; (ix) the voting rights, if any, of the holders of shares of the series generally or upon specified events; and (x) any other rights, powers, preferences of such shares as are permitted by law.

The powers, preferences and special rights of the Class A Preferred Stock are as follows:

Section 1. Dividends.

(a) General Obligation. When and as declared by the Board of Directors and to the extent permitted under the DGCL, the Corporation shall pay preferential dividends to the holders of the Class A Preferred Stock as provided in this Article IV, Part B, Section 1. Dividends on each share of the Class A Preferred Stock shall accrue on a daily basis, whether or not declared and whether or not the Corporation has funds legally available for the payment thereof, at the rate of 8% per annum on the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such share to and including the first to occur of (i) the date on which the Liquidation Value of such share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof by the Corporation in accordance herewith, (ii) the date on which such share is converted into Common Stock upon the consummation of a Conversion Event or (iii) the date on which such share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any share of Class A Preferred Stock shall be deemed to be its “date of issuance” regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share. Dividends shall no longer accrue in respect of any share of Class A Preferred Stock following conversion thereof into Conversion Shares hereunder.

(b) Provisions Relating to Dividends Generally.

(i) No dividends shall be declared or paid or set apart for payment on any shares of Junior Stock unless and until all accrued and unpaid dividends shall have been declared and paid on the Class A Preferred Stock, other than a dividend, distribution or payment paid solely in shares of Junior Stock that is not Redeemable Stock or Convertible Stock.

(ii) If there shall be outstanding shares of any Parity Securities, then no dividends shall be declared or paid or set apart for payment on any such Parity Securities unless all accrued and unpaid dividends shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Class A Preferred Stock. All dividends paid with respect to shares of Class A Preferred Stock shall be paid pro rata to the holders entitled thereto, and, in the event of the payment of dividends on Parity Securities, shall be paid pro rata to the holders of such Parity Securities and Class A Preferred Stock based upon the aggregate Liquidation Value (plus accumulated and unpaid dividends) of such shares.

(iii) Dividends shall be payable, when and as declared by the Board of Directors, on the date established by the Board of Directors for payment thereof.

Section 2. Conversion of Class A Preferred Stock.

(a) Conversion.

(i) Automatic Conversion. Concurrent with the consummation of a Conversion Event, each share of Class A Preferred Stock shall be automatically converted into a number of Conversion Shares computed by dividing the Liquidation Value (plus all accumulated and unpaid dividends thereon) thereof by the Conversion Price. Such conversion shall be effective without any action on the part of the holder of Class A Preferred Stock. The Corporation shall give not less than five (5) days prior written notice of the automatic conversion delivered to all holders of Class A Preferred Stock.

(ii) Conversion at the Option of the Holder. At any time after the pricing of a Qualified Public Offering by agreement between the Corporation and the underwriter for such Qualified Public Offering, immediately upon delivery of written notice delivered to the Corporation’s principal executive office , any holder of Class A Preferred Stock may convert all or any portion of the Class A Preferred Stock held by such holder into a number of Conversion Shares computed by dividing the Liquidation Value (plus all accumulated and unpaid dividends thereon) thereof by the price per Conversion Share at which the Qualified Public Offering was so priced. For purposes of Section 2(b), the delivery of such notice shall be deemed to be a “Conversion Event.”

(b) Effectiveness. Except as otherwise provided herein, any conversion of Class A Preferred Stock shall be deemed to have been effected as of, and conditioned upon, the consummation of a Conversion Event, whether or not any certificate or certificates representing the Class A Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. To the extent any certificate or certificates representing the Class A Preferred Stock to be converted have not been surrendered for conversion prior to the effective date of conversion, the holder of such Class A Preferred Stock shall surrender for conversion such certificate or certificates at the principal office of the Corporation after the effective date of conversion. At the time any such conversion has been effected, the rights of the holder of such Class A Preferred Stock as such holder shall cease and the Person or Persons in whose name or names Conversion Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Conversion Shares represented thereby.

(c) Record Books; Filings. The Corporation shall not close its books against the transfer of Conversion Shares issued or issuable upon conversion of Class A Preferred Stock in any manner which interferes with the timely conversion of Class A Preferred Stock. The Corporation shall assist and cooperate with any holder of Class A Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of such shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

(d) Fractional Shares. If any fractional interest in Conversion Shares would, except for the provisions of this Article IV, Part B, Section (2)(d), be deliverable upon any conversion of the Class A Preferred Stock, the Corporation, in lieu of delivering the fractional Conversion Share thereof, shall pay an amount to the holder thereof equal to the Conversion Price of such Conversion Share multiplied by the fractional amount of such Conversion Share as of the date of conversion.

(e) Certificates. The issuance of certificates or book-entries made in lieu of certificates for Conversion Shares upon conversion of Class A Preferred Stock shall be made without charge to the holders of such Class A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Shares. Upon conversion of each share of Class A Preferred Stock, the Corporation shall take all such actions as are necessary to ensure that the Conversion Shares issuable with respect to such conversion shall be validly issued, fully paid and nonassessable. All Conversion Shares which are issuable upon conversion of the Class A Preferred Stock shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof.

Section 3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Class A Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Stock, an amount in cash to the aggregate Liquidation Value of all shares of Class A Preferred Stock held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Class A Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of the Class A Preferred Stock (and any and all amounts payable to holders of Parity Securities) are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Article IV, Part B, Section 3, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders of Class A Preferred Stock (and holders of Parity Securities) based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Class A Preferred Stock (and any Parity Securities) held by each such holder. The merger or consolidation of the Corporation into or with another corporation, partnership or other business entity in which the Corporation is not the surviving entity shall not be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this Article IV, Part B, Section 3, if the holders of capital stock of the Corporation receive or retain capital stock of the surviving or resulting corporation having a majority of the ordinary voting power for the election of directors of all outstanding capital stock of that corporation immediately after giving effect to such transaction.

Section 4. Redemptions.

(a) The Corporation may at any time and from time to time redeem all or any portion of the shares of Class A Preferred Stock then outstanding. Upon any such redemption, the Corporation shall pay a price per share of Class A Preferred Stock equal to the Liquidation Value thereof plus all accrued and unpaid dividends thereon. If fewer than all outstanding shares of Class A Preferred Stock are being redeemed, the shares to be redeemed shall be selected so that the same percentage of each holder’s shares are redeemed, subject to variation to avoid the redemption of fractional shares.

(b) If the Corporation elects to redeem any shares of Class A Preferred Stock, the Corporation shall send written notice thereof to each record holder of such class not more than sixty (60) days nor less than fifteen (15) days prior to the date when such redemption is to be made. If fewer than the total number of shares of Class A Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of

Class A Preferred Stock, as applicable, shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed shares of Class A Preferred Stock.

(c) Dividends shall no longer accrue with respect to any share of Class A Preferred Stock called for redemption after the date on which the Liquidation Value thereof plus all of the accrued and unpaid dividends, as applicable, thereon, is paid or, if earlier, the date payment is made available to holders of Class A Preferred Stock called for redemption (whether or not a certificate is actually surrendered on such date by any such holder) to the holder of such share pursuant to such redemption.

(d) Any shares of Class A Preferred Stock which are redeemed or otherwise acquired by the Corporation shall be canceled and retired and shall not be reissued, sold or transferred.

Section 5. Certain Corporate Actions. The Corporation shall not, without first obtaining the written consent of the holders of a majority of the outstanding shares of Class A Preferred Stock, voting as a single class, (a) create, authorize or issue any securities ranking senior with respect to dividends, redemption or liquidation (“Senior Securities”) or Parity Securities, (b) repurchase or redeem Common Stock, except as contemplated in the Shareholders’ Agreement, by and among the Corporation and its stockholders, (c) amend the Corporation’s Certificate of Incorporation in a manner that adversely affects the rights, preferences or privileges of the Class A Preferred Stock or (d) authorize or enter into any merger or consolidation transaction that would have the effect of amending the Corporation’s Certificate of Incorporation in a manner that would have required the consent of the holders of the Class A Preferred Stock.

Section 6. Voting Rights. Except as otherwise provided herein and as otherwise required by applicable law, the Class A Preferred Stock shall have no voting rights.

Section 7. Registration of Transfer. The Corporation shall keep at its principal executive office a register for the registration of Class A Preferred Stock. Upon the surrender of any certificate representing shares of Class A Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Class A Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Class A Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Class A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Class A Preferred Stock represented by the surrendered certificate.

Section 8. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the misplacement, loss, theft, destruction or mutilation of any certificate evidencing shares of Class A Preferred Stock, and in the case of any such misplacement, loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Class A Preferred Stock represented by such misplaced, lost, stolen, destroyed or mutilated certificate and dated the date of such misplaced, lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the shares of Class A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate. The Corporation or its Transfer Agent may require the owner of such misplaced, lost, stolen, destroyed or mutilated certificate to give the Corporation or its Transfer Agent a bond or other security sufficient to indemnify it against any claim that may be made against it on account of the alleged misplacement, loss, theft, destruction or mutilation of any such Certificate or issuance of such new Certificate; provided, however, that if the holder is a member of the Onex Group or financial institution or institutional investor with net worth sufficient to satisfy such liability (as determined by the Corporation in its sole discretion ), its own agreement will be sufficient.

Section 9. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive office and (ii) to any stockholder, at such stockholder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

C. COMMON STOCK. Certain capitalized terms used in this Article IV, Part C shall have the meaning given to such terms in Article IV, Part D. Except as otherwise provided herein or by law, all shares of Common Stock (both shares of Class A Common Stock and shares of Class B Common Stock), shall be identical in all respects and shall entitle the holders thereof to the same powers, privileges and rights, subject to the same qualifications, limitations and restrictions. Without limiting the foregoing provisions of this paragraph, whenever any dividend or distribution (including any distribution upon liquidation, dissolution or winding up of the Corporation or upon the reclassification of shares or a recapitalization of the Corporation) is made on the shares of Class A Common Stock, a like dividend or distribution shall be made on the shares of Class B Common Stock, and, whenever any dividend or distribution (including any distribution upon liquidation, dissolution or winding up of the Corporation or upon the reclassification of shares or a recapitalization of the Corporation) is made on the shares of Class B Common Stock, a like dividend or distribution shall be made on the shares of Class A Common Stock; provided, however, that at any time when shares of Class B Common Stock are outstanding no dividend or other distribution shall be payable in shares of Class A Common Stock or Class B Common Stock or securities convertible into, exchangeable for or exercisable to acquire shares of Class A Common Stock or Class B Common Stock (including a distribution pursuant to a stock split or a division of such class of stock or a recapitalization of the Corporation), unless only shares of Class A Common Stock or securities convertible into, exchangeable for or exercisable to acquire shares of Class A Common Stock shall be distributed with respect to any outstanding shares of Class A Common Stock and simultaneously only a like number per share of shares of Class B Common Stock or securities convertible into, exchangeable for or exercisable to acquire shares of Class B Common Stock and otherwise in all material respects having the same powers, privileges and rights as the securities distributed with respect to the shares of Class A Common Stock shall be distributed with respect to any outstanding shares of Class B Common Stock. The Corporation shall not subdivide or combine (by stock split, reverse stock split, recapitalization, merger, consolidation or other transaction) its shares of Class A Common Stock or Class B Common Stock, as the case may be, without in the same manner subdividing or combining its shares of Class B Common Stock or Class A Common Stock, respectively.

Section 1. Voting Rights. Except as otherwise provided herein or by law, the holders of shares of Common Stock shall have the power to vote on all matters on which stockholders of the Corporation may vote (or to consent in lieu of a vote at a meeting) and on all matters on which the holders of Common Stock shall be entitled to vote (or consent in lieu of a vote at a meeting) the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall vote together as though holders of a single class of capital stock (or, if any holders of any other class or series of capital stock of the Corporation are entitled to vote together with the holders of Common Stock of any class, as though a single class with the holders of such other class or series as well as the holders of Common Stock) and shall have on each such matter the voting powers provided by the following provisions of this section.

(a) Holders of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held on all matters on which holders of Common Stock are entitled to vote.

(b) Holders of Class B Common Stock shall have ten votes for each share of Class B Common Stock held on all matters on which holders of Common Stock are entitled to vote, provided that from and after the Transition Date, holders of Class B Common Stock shall have one vote for each share of Class B Common Stock held.

(c) In addition to any other voting right or power to which the holders of Class B Common Stock shall be entitled hereunder or by law, holders of Class B Common Stock shall be entitled to vote as a separate class, in addition to any other vote of stockholders that may be required, on the approval or adoption of (i) any alteration, repeal or amendment of the certificate of incorporation of the Corporation, whether by merger, operation of law or otherwise, that would adversely affect the powers, preferences or rights of the holders of Class B Common Stock, and (ii) any merger or consolidation of the Corporation with any other entity if, as a result, a share of Class B Common Stock would be converted into or exchanged for, or receive, any consideration that differs from that applicable to a share of Class A Common Stock as a result of such merger or consolidation, other than a difference limited to preserving the relative voting power of the holders of Class A Common Stock and Class B Common Stock. In respect of any matter as to which the holders of the Class B Common Stock shall be entitled to a class vote in accordance with this section, holders shall have one vote for each share of Class B Common Stock held, and the affirmative vote of the holders of a majority of the shares of Class B Common Stock then outstanding shall be required for approval.

(d) In addition to any other voting right or power to which the holders of Class A Common Stock shall be entitled hereunder or by law, holders of Class A Common Stock shall be entitled to vote as a separate class, in addition to any other vote of stockholders that may be required, on the approval or adoption of (i) any alteration, repeal or amendment of the certificate of incorporation of the Corporation, whether by merger, operation of law or otherwise, that would adversely affect the powers, preferences or rights of the holders of Class A Common Stock, and (ii) any merger or consolidation of the Corporation with any other entity if, as a result, a share of Class A Common Stock would be converted into or exchanged for, or receive, any consideration that differs from that applicable to a share of Class B Common Stock as a result of such merger or consolidation, other than a difference limited to preserving the relative voting power of the holders of Class A Common Stock and Class B Common Stock. In respect of any matter as to which the holders of the Class A Common Stock shall be entitled to a class vote in accordance with this section, holders shall have one vote for each share of Class A Common Stock held, and the affirmative vote of the holders of a majority of the shares of Class A Common Stock then outstanding shall be required for approval.

Section 2. Mandatory Conversion and Optional Conversion of Shares of Class B Common Stock.

(a) Upon the transfer of a share of Class B Common Stock to any Person, other than a member of the Class B Group, such share of Class B Common Stock so transferred shall automatically, and without any notice to or action by the Corporation, the holder thereof or any other Person, convert into one share of Class A Common Stock. The Corporation shall not register or otherwise give effect to a transfer of shares of Class B Common Stock referred to in the foregoing sentence without reflecting the conversion of such shares into shares of Class A Common Stock and, as soon as practicable after the Corporation has knowledge of any transfer of shares of Class B Common Stock as to which conversion of such shares into shares of Class A Common Stock is required, shall effectuate the conversion of such shares. For the purpose of effectuating the conversion of shares of Class B Common Stock into shares of Class A Common Stock in accordance with the provisions of this paragraph, the provisions of paragraph (e) of this section shall apply.

(b) Each holder of Class B Common Stock shall be entitled to convert at any time, in the manner provided by paragraph (d) of this section, all or any portion of such holder’s Class B Common Stock into shares of fully paid and non-assessable Class A Common Stock at the ratio of one share of Class A Common Stock for each share of Class B Common Stock so converted.

(c) The holders of a majority of the voting power of all the outstanding shares of Class B Common Stock shall be entitled to cause the conversion, at any time in the manner provided by paragraph (d) of this section, all, but not less than all, of the outstanding shares of Class B Common Stock into shares of fully paid and non-assessable Class A Common Stock at the ratio of one share of Class A Common Stock for each share of Class B Common Stock so converted. In the event of any such conversion, each share of Class B Common Stock which is then outstanding shall automatically, and without any notice to or action by the Corporation, the holder or any other Person, convert into one share of Class A Common Stock. For the purpose of effectuating the conversion of shares of Class B Common Stock into shares of Class A Common Stock in accordance with the immediately preceding sentence, the provisions of paragraph (e) of this section shall apply.

(d) The right to convert shares of Class B Common Stock into shares of Class A Common Stock as provided by paragraph (b) of this section and the first sentence of paragraph (c) of this section shall be exercised by the surrender to the Corporation of the certificate or certificates representing the shares to be converted at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written notice of the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, into shares of Class A Common Stock, as shall be stated in such notice, and, if certificates representing any of the shares to be issued upon such conversion are to be issued in a name other than that of the holder of the share or shares converted, accompanied by an instrument of transfer, in form satisfactory to the Corporation and to the Transfer Agent for the Common Shares, duly executed by such holder or such holder’s duly authorized attorney, and the holder shall at such time also make payment or provision for payment of any taxes applicable to such transfer, if required by the following provisions of this subsection. As promptly as practicable following the surrender for conversion of a certificate representing shares to be converted with the notice and in the manner provided in this subsection, and, in the event the conversion is effected in connection with a transfer, the payment of any amount required by the provisions of this subsection to be paid by the holder in connection with such transfer, the Corporation shall deliver or cause to be delivered at the office of the Transfer Agent a certificate or certificates representing, or cause to be registered on its books, the number of whole shares of Class A Common Stock issuable upon such conversion, in such name or names as such holder may have directed. The issuance of certificates for, or registration on the stock transfer books of the Corporation of, shares upon such a conversion shall be made without charge to the holders of the shares to be converted for any stamp or other similar stock transfer or documentary tax assessed in respect of such issuance; provided, however, that, if any such certificate or registration is to be issued in a name other than that of the holder of the share or shares to be converted, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable. Any such conversion of shares shall be considered to have been effected immediately prior to the close of business on the date of the surrender of the certificate or certificates representing the shares to be converted accompanied by the required notice and payment, if any. Upon the date any such conversion is deemed effected, all rights of the holder of the converted shares as such holder shall cease (except as to matters for which the record date was prior to such conversion), and the person or persons in whose name or names the registration of, or certificate or certificates representing, the shares to be issued upon conversion of the shares surrendered for conversion shall be treated for all purposes as having become the record holder or holders of the shares of Class A Common Stock issuable upon such conversion; provided, however, that, notwithstanding the foregoing, if any such surrender and payment occurs on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the registration of the, or the certificate or certificates representing, shares are to be so issued shall be deemed the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which the stock transfer books are open.

(e) In the event of any conversion effected automatically without notice pursuant to paragraph (a) or paragraph (c) of this section, until the certificates representing shares which have been converted shall have been surrendered to the Corporation, such certificates shall represent the appropriate number of shares of Class A Common Stock into which the shares of Class B Common Stock represented by such certificates shall have been converted or, if not all shares have been so converted, the appropriate number of shares of Class A Common Stock into which the shares of Class B Common Stock represented by such certificates shall have been converted and the appropriate number of shares of Class B Common Stock represented by such certificates that, have not been so converted. Upon surrender by any holder of certificates representing shares which have been automatically converted pursuant to paragraph (a) or paragraph (c) of this section, the Corporation shall issue to such holder a new certificate or certificates representing, or cause the Transfer Agent to record on the Corporation’s stock transfer books, the number of shares of Class A Common Stock into which shares of Class B Common Stock represented by the surrendered certificates shall have been converted and, if not all shares of Class B Common Stock represented by the surrendered certificates have been so converted, the appropriate number of shares of Class B Common Stock that have not been so converted; provided that, in the event conversion is effected in connection with a transfer, all required stamp and transfer taxes required to be paid in connection with such transfer shall have been paid. Upon conversion of such shares of Class B Common Stock into shares of Class A Common Stock, all rights of the holder of the converted shares as such holder shall cease (except as to matters for which the record date was prior to such conversion), and the holder of such converted shares and/or such holder’s transferee(s) shall be treated for all purposes as having become the record holder or holders of the shares of Class A Common Stock issuable upon such conversion.

(f) No adjustments in respect of dividends declared and payable on Common Stock (of any class), or any other security into which shares of Class B Common Stock or Class A Common Stock shall be convertible, shall be made upon the conversion of shares of Class B Common Stock or Class A Common Stock as provided in this section; provided, however, that, if a share of Common Stock shall be converted subsequent to the record date for the payment of a dividend or other distribution on the shares or other security into which such share is convertible but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof or any default in payment of the dividend or distribution due before the conversion.

(g) In the event of a reclassification of the Class A Common Stock or the Class B Common Stock, or a recapitalization of the Corporation or similar transaction, as a result of which the shares of Class A Common Stock are converted into or exchanged for another security, then a holder of Class B Common Stock shall be entitled to receive upon conversion of such holder’s shares where permitted in accordance with the foregoing provisions of this section the amount per share of such other security that such holder would have received if such holder had converted any or all of such holder’s shares of Class B Common Stock into Class A Common Stock immediately prior to the record date of such reclassification, recapitalization or similar transaction.

(h) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock (or any other security of the Corporation into which the Class B Common Stock becomes convertible), solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock (or any other security of the Corporation into which the Class B Common Stock becomes convertible) that shall be issuable upon the conversion of all outstanding shares of Class B Common Stock.

(i) Shares of Class B Common Stock that are converted into shares of Class A Common Stock (or another security) as provided herein shall continue as authorized but unissued shares of Class B Common Stock and shall be available for reissue by the Corporation; provided, however, that no shares of Class B Common Stock shall be re-issued at any time when no shares of Class B Common Stock are outstanding.

Section 3. Dividends. As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to receive such dividends pro rata at the same rate per share, except that dividends payable in shares of Common Stock shall be subject to the first paragraph of Article IV, Part C. The rights of the holders of Common Stock to receive dividends are subject to the provisions of the shares of Class A Preferred Stock, any other class of Preferred Stock as may be designated by the Board of Directors pursuant to Article IV, Part B and, if any, the shares of any other securities of the Corporation that by their terms are senior to the Common Stock with respect to dividends.

Section 4. Liquidation. Subject to the provisions of the shares of Class A Preferred Stock, any other class of Preferred Stock as may be designated by the Board of Directors pursuant to Article IV, Part B and, if any, the shares of any other securities of the Corporation that by their terms are senior to the Common Stock with respect to liquidation, the holders of the Common Stock shall be entitled to participate pro rata at the same rate per share in all distributions made to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

Section 5. Registration of Transfer. Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by a certificate or certificates, upon the surrender of a properly endorsed certificate or certificates for a like number of shares. The Corporation shall keep or cause to be kept at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate and the Corporation shall forthwith cancel such surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Common Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

Section 6. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation and/or Transfer Agent (an affidavit of the registered holder shall be satisfactory) of the ownership and the misplacement, loss, theft, destruction or mutilation of any certificate evidencing shares of Common Stock, and in the case of any such misplacement, loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Common Stock represented by such misplaced, lost, stolen, destroyed or mutilated certificate and dated the date of such misplaced, lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the shares of Common Stock represented by such new certificate from the date to which dividends have been fully paid on such misplaced, lost, stolen, destroyed or mutilated certificate. The Corporation or its Transfer Agent may require the owner of such misplaced, lost, stolen, destroyed or mutilated certificate to give the Corporation or its Transfer Agent a bond or other security sufficient to indemnify it against any claim that may be made against it on account of the alleged misplacement, loss, theft, destruction or mutilation of any such Certificate or issuance of such new Certificate; provided, however, that if the holder is a member of the Onex Group or a financial institution or institutional investor with net worth sufficient to satisfy such liability (as determined by the Corporation in its sole discretion ), its own agreement will be sufficient.

Section 7. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage paid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation at its principal executive office and (ii) to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

Section 8. Amendment and Waiver. No amendment or waiver of any provision of this Part C shall be effective without the prior consent of the holders of a majority of the then outstanding shares of Common Stock voting as a single class.

D. DEFINITIONS.

“Affiliate” means, with respect to any Person, (a) any director or executive officer of such Person, (b) any spouse, sibling, descendant or trust for the exclusive benefit of such Person or his or her spouse, sibling or descendant (or the spouse, parent, sibling or descendant of any director or executive officer of such Person), and (c) any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, (i) “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, status as a general partner, or by contract or otherwise and (ii) Onex and Onex Partners shall be deemed to control any Person (A) controlled by Gerald W. Schwartz so long as Mr. Schwartz controls Onex or (B) if Onex has sole or shared “voting power” or “investment power,” as those terms are defined in the rules of the Securities and Exchange Commission, over the Class B Common Stock held by such Person.

“Change in Ownership” means any transaction pursuant to which a Person (or two or more Persons acting as a partnership, limited partnership, syndicate or other “group” as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), other than the Corporation’s existing stockholders as of the date hereof and their respective Affiliates, acquires (a) capital stock of the Corporation possessing the voting power under normal circumstances to elect a majority of the Board of Directors (whether by merger, consolidation, recapitalization, reorganization or sale or transfer of the Corporation’s equity interests or otherwise) or (b) all or substantially all of the Corporation’s assets (determined on a consolidated basis).

“Class B Group” means (i) all members of the Onex Group and (ii) any other Person who obtained Class B Common Stock upon the recapitalization of the Corporation’s Common Stock into Class B Common Stock (and their respective Affiliates) at the Effective Time (as defined in this Article IV, Part E).

“Conversion Event” means the (i) closing of a Qualified Public Offering of the Corporation’s Common Stock or (ii) consummation of a transaction that results in a Change of Ownership.

“Conversion Price” means (i) if the Conversion Event is a Qualified Public Offering, the price at which the Common Stock of the Corporation is offered to the public and (ii) if the Conversion Event is a Change of Ownership, the price paid per share of Common Stock in connection with such Change of Ownership transaction.

“Conversion Shares” means the Corporation’s Class B Common Stock; provided that if there is a change such that the securities issuable upon conversion of the shares of Class A Preferred Stock are issued by an entity other than the Corporation or there is a change in the class of securities so issuable, then the term “Conversion Share” shall mean one share of the security issuable upon conversion of the shares of Class A Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Stock” means any equity security that by its terms or otherwise may be converted or exchanged for any other security of the Corporation or its subsidiaries at the option of the holder thereof or the Corporation at any time.

“Equity Securities” means (i) capital stock or other equity interests in the Corporation (including other classes or groups thereof having such relative rights, powers, and duties as may from time to time be established by the Board of Directors, including rights, powers, and/or duties senior to existing classes and groups of capital stock and other equity interests in the Corporation), (ii) obligations, evidences of indebtedness, or other securities or interests convertible or exchangeable into capital stock or other equity interests in the Corporation and (iii) warrants, options or other rights to purchase or otherwise acquire capital stock or other equity interests in the Corporation.

“Junior Stock” means any capital stock or other Equity Securities of the Corporation, except for the shares of Class A Preferred Stock, Senior Securities and Parity Securities.

“Liquidation Value” of any Share of Class A Preferred Stock as of any particular date shall be equal to $9,900.00.

“Onex” means Onex Corporation, a corporation organized and existing under the laws of the Province of Ontario, Canada and any successor to all or substantially all of the assets and business thereof.

“Onex Group” means Onex, Onex Partners and any Affiliate of Onex or Onex Partners, each of which shall be considered “a member of the Onex Group” for purposes hereof.

“Onex Partners” means Onex Partners II LP, a limited partnership organized under the laws of the State of Delaware, and any successor to all or substantially all the assets and business thereof.

“Parity Securities” means any class or series of capital stock that is entitled to share with the Class A Preferred Stock in the payment of dividends, if any, and, in the event that the amounts payable thereon on liquidation, dissolution or winding up are not paid in full, is entitled to share with the Class A Preferred Stock in any distribution of assets in connection therewith.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.

“Qualified Public Offering” means the sale of shares of Common Stock in an underwritten public offering registered under the Securities Act of 1933, as amended.

“Transition Date” means the first time after a Conversion Event, if any, that the total number of outstanding shares of Class B Common Stock is less than 10% of the total number of shares of Common Stock outstanding.

E. STOCK SPLIT.

Upon the filing of this Second Amended and Restated Certificate of Incorporation (the “Effective Time”), a [            ]-for-one stock split for each share of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically and without any action on the part of the holders thereof occur (the “Stock Split”). The par value of the Old Common Stock shall remain $0.001 per share. No fractional shares of Old Common Stock shall be issued upon the Stock

Split or otherwise. In lieu of any fractional shares of Old Common Stock to which a stockholder would otherwise be entitled upon the Stock Split, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Old Common Stock as determined by the Board of Directors.

F. RECAPITALIZATION.

Immediately following the Effective Time and the Stock Split, each share of the Old Common Stock shall automatically and without any action on the part of the holder thereof become one share of validly issued, fully paid, and non-assessable Class B Common Stock authorized by Article IV, Part A. Each certificate that prior to the Effective Time represented a share or shares of Old Common Stock shall thereafter represent that number of shares of Class B Common Stock that the share or shares of Old Common Stock represented by such certificate shall have become in accordance with this Article IV, Part F, until such certificate is presented to the Corporation or the Transfer Agent for transfer, reissue or book entry made in lieu of certificates, in which event the Corporation or Transfer Agent shall issue one or more stock certificates representing the appropriate number of shares of Class B Common Stock.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its Board of Directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

ARTICLE V.

A. BOARD OF DIRECTORS.

Section 1. Powers; Number of Directors. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the board of Directors in the manner provided in the bylaws of the Corporation.

Section 2. Election of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, at each annual meeting of stockholders, individuals shall be elected to serve as the members of the Board of Directors. A director shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Section 3. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors, and each individual director, may be removed, with or without cause, by the holders of a majority of the voting power of the Corporation entitled to vote at an election of directors.

Section 4. Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other causes and any newly created directorships, resulting from any increase in the number of directors, shall be filled by the vote of a majority of the members of the directors then in office, even though less than a quorum of the Board of Directors, or by the stockholders. Any director elected in accordance with this section shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B. ACTION BY STOCKHOLDERS.

Section 1. Location. Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board of Directors. In the absence of such designation, stockholders’ meetings shall be held at the registered office of the Company.

Section 2. Annual Meetings. The annual meeting of stockholders, shall be held on such date, and at such time and place, either within or outside the State of Delaware, as may be designated by resolution of the Board of Directors each year. At the annual meeting of stockholders, directors shall be elected and any proper business may be transacted.

Section 3. Special Meetings. Special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time by any three members of the Board of Directors, the Chairman of the Board of Directors or prior to the Transition Date, holders of a majority of the outstanding shares of Class B Common Stock. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

Section 4. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation, provided that prior to the Transition Date, no such requirement for advance notice of nominations or other business shall apply to holders of a majority of the outstanding shares of Class B Common Stock.

Section 5. Conduct of Meeting. The chairman of any meeting of stockholders, as determined by the Board of Directors, shall determine the order of business and the procedure at the meeting, including the manner of voting and the conduct of business.

C. BYLAWS.

Subject to the rights of any holders of Preferred Stock, the bylaws of the Corporation may be adopted, altered, amended, changed or repealed by either the Board of Directors or upon the affirmative vote of the holders of a majority of the voting power of all outstanding shares then entitled to vote generally in the election of directors.

ARTICLE VI.

The Corporation is to have perpetual existence.

ARTICLE VII.

A. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the DGCL, including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof as the same may be amended or supplemented.

B. The Corporation shall have the power, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended or supplemented, to indemnify any person by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

C. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Corporation’s Second Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII.

The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE IX.

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE X.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

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IN WITNESS WHEREOF, the undersigned officer(s) of the Corporation has/have executed this Second Amended and Restated Certificate of Incorporation as of the                      day of                     , 2010.

[Name]
[Title]

Thomas E. Lippard
Title: Secretary